Exhibit 10.5

SUNTRUST BANKS, INC.

401(k) EXCESS PLAN

Amended and Restated Effective
as of January 1, 2009
SUNTRUST BANKS, INC.
401(K) EXCESS PLAN

AMENDED AND RESTATED EFFECTIVE
AS OFJANUARY 1, 2009

SunTrust Banks, Inc. 401(k) Excess Plan
Amended and Restated Effective
as of January 1, 2009

Introduction

SunTrust Banks, Inc. (the “Corporation”) has adopted and currently sponsors the SunTrust Banks, Inc. 401(k) Plan, as amended and restated effective January 1, 2006 and as it may be subsequently amended (the “401(k) Plan”). In accordance with the provisions of Sections 401(a)(17), 402(g) and 415(c) of the Internal Revenue Code of 1986, as amended (the “Code”), the 401(k) Plan is limited in its capacity to allow elective contributions and to provide matching contributions on behalf of certain highly compensated employees.

The Corporation has also adopted and currently sponsors the SunTrust Banks, Inc. 401(k) Excess Plan, amended and restated January 1, 1999 and subsequently amended (the “Excess Plan”), in order to provide benefits not otherwise permitted to be provided under the 401(k) Plan due to the limitations of Sections 401(a)(17), 402(g) and 415(c) of the Code to a “select group of management or highly compensated employees” of the Corporation and its Affiliates within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

The Excess Plan was last restated with subsequent amendments adopted through July 1, 1999. The Excess Plan is being amended and restated in this document, effective as of January 1, 2009, in order to comply with Code Section 409A and official guidance issued thereunder (except with respect to amounts covered by Addendum B). Notwithstanding any other provision of the Excess Plan, the Excess Plan shall be interpreted, operated and administered in a manner consistent with this intention.

ARTICLE 1
Definitions

Unless otherwise defined in this Excess Plan or unless the context in the Excess Plan clearly indicates another meaning, any defined terms in the 401(k) Plan that are used in the Excess Plan are hereby incorporated by reference into this Excess Plan.

1.1	Account means the bookkeeping account that is established for each Participant and used to measure his benefit under this Excess Plan. Each Participant’s Account is comprised of the undistributed amount, if any, of (a) the Participant’s Excess Plan Frozen Balance or ANEX Plan Frozen Balance; (b) elective contributions, Employer matching contributions and any other contributions made to this Excess Plan after June 30, 1999, as described in Article 4 herein; and (c) any earnings, gains or losses on such frozen balances and contributions. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to this Excess Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

1.2	ANEX Plan means the defined contribution portion of the Crestar Additional Nonqualified Executive Plan, which was merged into the Excess Plan, effective as of July 1, 1999.

1.3	ANEX Plan Frozen Balance means with respect to an individual who was a participant in the ANEX Plan as of June 30, 1999, the balance in his ANEX Plan Account as of June 30, 1999, as adjusted thereafter for any additional earnings, gains, losses and distributions. No additional contributions may be made to the ANEX Plan Frozen Balance after June 30, 1999.

1.4	Beneficiary means the person or entity entitled to receive any benefits payable under this Excess Plan at the Participant’s death. A Participant may name one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant may revoke a Beneficiary designation by filing a new Beneficiary Designation Form or a written revocation with the Compensation Committee or its delegate. If the Compensation

Committee or its delegate is not in receipt of a properly completed Beneficiary Designation Form at the Participant’s death, or if none of the Beneficiaries named by the Participant survives the Participant or is in existence at the date of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s estate.

1.5	Beneficiary Designation Form means the form that a Participant uses to name his Beneficiary or Beneficiaries.

1.6 Board means the Board of Directors of the Corporation.

1.7	Cause means for purposes of this Plan and as determined by the Compensation Committee, in its sole discretion, one or more of the following actions that serves as the primary reason(s) for the termination of the Participant’s employment with the Corporation or an Affiliate:

(a)	the Participant’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from the Corporation to Participant and a thirty (30) day period in which to cure such failure;

(b)	the Participant’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;

(c)	the Participant’s material violation of the Code of Business Conduct and Ethics of the Corporation or the Code of Conduct of an Affiliate;

(d)	the Participant’s engagement in an act that materially damages or materially prejudices the Corporation or an Affiliate or the Participant’s engagement in activities materially damaging to the property, business or reputation of the Corporation or an Affiliate; or

(e) the Participant’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of the Corporation, any Affiliate and their regulatory agencies, if such failure continues

Notwithstanding anything herein to the contrary, if a Participant is subject to the terms of a change in control agreement with the Corporation (the “Change in Control Agreement”) at the time of his termination of employment with the Corporation or an Affiliate, solely for purposes of such Participant’s benefits under the Plan, “Cause” shall have the meaning provided in the Change in Control Agreement.

1.8 Code means the Internal Revenue Code of 1986, as amended.

1.9	Compensation Committee means the Compensation Committee of the Corporation’s Board.

1.10	Deferral Election Form means the form that a Participant uses to elect to defer a percentage of his Eligible Compensation into his Excess Plan Account.

1.11	Disabled or Disability means a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under the Corporation’s Long-Term Disability Plan.

1.12	Election Date generally means the date by which an Eligible Employee must submit a valid Deferral Election Form for a Plan Year. The Election Date for each type of Eligible Compensation shall be such date, as determined by the Compensation Committee, in its discretion, that is on or before last day of the calendar year before the year that any services are provided related to such type of Eligible Compensation.

(a) Performance Based Compensation. Notwithstanding the foregoing, if the Administrator determines that any type of Eligible Compensation qualifies as “performance-based compensation” under Code Section 409A, the Administrator may provide that the Election Date shall occur at such later time, up until the date six (6) months before the end of the performance period as permitted by the Administrator.

(b)	Newly Eligible Employee. If an individual becomes an Eligible Employee after the Election Date for a Plan Year has passed, the Administrator has sole discretion to determine whether such individual may submit a Deferral Election Form with respect to any portion of Eligible Compensation for that Plan Year. If allowed to participate, such individual shall have an Election Date that is no more than thirty (30) days after such individual is first eligible to participate in the Excess Plan as permitted under Treas. Reg. § 1.409A-2(a)(7) (or any other applicable guidance issued thereunder). In the event of an initial eligibility deferral election under this Section 1.12(b), the Deferral Election Form shall apply only to the portion of such Eligible Compensation earned for services performed after such Election Date.

(c)	No Commencement after Promotion. If an employee initially becomes an Eligible Employee for purposes of this Excess Plan after the Election Date for a Plan Year has passed, but may not become a Participant in this Excess Plan pursuant to Section 1.12(b), he may not participate in this Excess Plan until the beginning of the next Plan Year, assuming that he is still an Eligible Employee and that he appropriately files a Deferral Election Form with the Administrator.

1.13 Eligible Compensation means, for purposes of the Excess Plan, Eligible Compensation as defined in the 401(k) Plan, from time to time, determined without regard to Code Section 401(a)(17) and modified in accordance with the provisions of Section 2.2 of this Excess Plan. Effective January 1, 2006, for any Participant who retires or terminates employment with the Corporation and its Affiliates after December 31, 2005, unless otherwise excepted by the Administrator, Eligible Compensation shall be limited to two times the annual compensation limit for qualified

1.14	Eligible Employee means, for each Plan Year, a management or highly compensated employee whose Elective Contributions and Matching Contributions under the 401(k) Plan are limited (a) because his Eligible Compensation under the 401(k) Plan is limited by the compensation limitations of Code Section 401(a)(17); (b) due to the limitations of Code Section 402(g) on Elective Contributions under the 401(k) Plan; or (c) due to the dollar amount limitation on annual additions of Code Section 415(c)(1)(A), and who is designated by the Administrator as an Eligible Employee for that Plan Year under this Excess Plan. An individual shall cease to be an Eligible Employee on the first to occur of (a) his termination of employment, (b) a determination by the Administrator that he is no longer a management or highly compensated employee, or (c) a determination by the Administrator, in its sole discretion, that he is no longer eligible to participate in the Excess Plan; provided, however, in no event shall any such determination by the Administrator cancel an irrevocable deferral election under the Excess Plan. The Administrator shall have sole discretion to resolve any disputes regarding eligibility under this Excess Plan.

1.15 Employer Stock means the Corporation’s common stock.

1.16	Excess Plan means the SunTrust Banks, Inc. 401(k) Excess Plan as described in this document as amended from time to time.

1.17	Excess Plan Frozen Balance means with respect to an individual who was a participant in the SunTrust Banks, Inc. 401(k) Excess Plan as of June 30, 1999, the balance in his Excess Plan Account as of June 30, 1999, as adjusted thereafter for any additional earnings, gains, losses and distributions. No additional contributions may be made to the Excess Plan Frozen Balance after June 30, 1999.

1.18	401(k) Plan means the SunTrust Banks, Inc. 401(k) Plan, as amended and restated effective January 1, 2006, and subsequently amended.

1.19 Investment Fund means each investment vehicle that, for bookkeeping purposes, is used to determine the earnings that are credited and the losses that are charged to each Participant’s Account. Unless the Administrator announces otherwise, the Excess Plan’s Investment Funds are the same as the investment options that are available under the 401(k) Plan, excluding Employer Stock.

1.20	Key Employee means an employee treated as a “specified employee” as of his Separation from Service under Code Section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code Section 416(i) without regard to Section (5) thereof)) if the common stock of the Corporation or an Affiliate is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code Section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

1.21	Participant means an individual who has an Account in this Excess Plan. An individual ceases to be a Participant when his entire benefit under the Excess Plan has been distributed or forfeited.

1.22 Plan Year means the calendar year.

1.23	Separation from Service or Separate from Service means a “separation from service” within the meaning of Code Section 409A.

1.24 Valuation Date means the last business day of each Plan Year and such other dates as the
Administrator may determine from time to time. For purposes of benefit distributions under the
Excess Plan, the Valuation Date for a distribution shall be the last date (commonly referred to as the “payroll cutoff date”) by which the Account must be valued in order to have the distribution of all or part of an Account paid on the following payroll date.ARTICLE 2
Deferral Election

2.1	Election. An Eligible Employee who wishes to become a Participant in this Excess Plan must file an initial Deferral Election Form on or before the Election Date for a Plan Year, designating the amount of elective contribution to be made to his Account for the Plan Year, which shall be expressed as a whole percentage of his Eligible Compensation (between one percent (1%) and twenty percent (20%) unless otherwise announced by the Administrator – see Addendum A for history of percentages in prior Plan Years) for the Plan Year. If an Eligible Employee files a Deferral Election Form by the Election Date but fails to designate a contribution rate, his contribution rate for the Plan Year shall be the same rate, if any, that he has elected under the 401(k) Plan as of the Election Date. A deferral election under this Section 2.1 shall become irrevocable once the deadline for filing such elections has expired. A Participant may modify or revoke his deferral election for a subsequent Plan Year in writing to the Administrator on or before the Election Date for the relevant Plan Year.

2.2 When Operative. For each Plan Year, a Deferral Election Form shall become operative and shall apply to Eligible Compensation payable after the earlier of: (a) the date the Eligible Employee’s
Elective Contributions under the 401(k) Plan equal the Code Section 402(g) limit; or (b) the date the Eligible Employee’s Eligible Compensation under the 401(k) Plan exceeds the Code Section
401(a)(17) limit.ARTICLE 3
Contributions

3.1	Elective Contributions Made After June 30, 1999. Each Participant must make an initial election to allocate that portion of his Account attributable to elective contributions made under this Excess Plan after June 30, 1999 among the Investment Funds in increments of one percent (1%). A Participant’s initial election shall be a part of his first Deferral Election Form and shall be filed with the Administrator on or before the relevant Election Date. Thereafter, a Participant may elect to reallocate that portion of his Account attributable to elective contributions made after June 30, 1999 among the Investment Funds on a quarterly or other basis, as determined by the Administrator in its discretion, and pursuant to the administrative procedures established by the Administrator.

3.2	Default Investment for Elective Contributions Made After June 30, 1999. If a Participant fails to make an initial election pursuant to Section 3.1, his elective contributions made after June 30, 1999 to this Excess Plan shall be deemed to be invested in an Investment Fund selected by the Administrator that primarily invests in fixed income investments with shorter average maturities than other Investment Funds.

3.3	Excess Plan Frozen Balance. That portion of a Participant’s Account attributable to the Participant’s Excess Plan Frozen Balance shall be deemed at all times to be invested in Employer Stock.

3.4	ANEX Plan Frozen Balance. A Participant’s ANEX Plan Frozen Balance shall remain invested in the Investment Funds pursuant to the Participant’s investment election under the ANEX Plan as in effect on June 30, 1999. For Plan Years beginning after December 31, 1999, a Participant may reallocate his ANEX Plan Frozen Balance among the Investment Funds on a quarterly or other basis pursuant to the administrative procedures established by the Administrator.

3.5 Matching Contributions made after June 30, 1999. That portion of a Participant’s Account attributable to Employer matching contributions made after June 30, 1999 shall be deemed at all times to be invested in Employer Stock, except, effective January 1, 2002, as provided in Section 4.3 for Employer matching contributions that are tentatively credited to a Participant’s Account.

3.6	Other Contributions after June 30, 1999. In the event the Administrator should determine, in its discretion, to allow any other contributions to the Excess Plan, the Administrator shall maintain records of the type and amount of such contributions, the Participants to whom such contributions are to be allocated, and the Investment Funds in which such contributions shall be deemed to be invested.

3.7	No Actual Investment Required. Notwithstanding the preceding Sections of this Article 3, this Excess Plan shall remain an unfunded plan and the description of Employer Stock and Investment Funds in this Article 3, including any election rights of a Participant, shall not obligate the Corporation to set aside any funds or to make any actual investments pursuant to this Excess Plan.

3.8	Compliance with Securities Laws. Notwithstanding the foregoing provisions of this Article 3, if a Participant is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), then such Participant’s investment elections shall be subject to such additional rules as may be established by the Administrator as it deems necessary to ensure that transactions by such Participant comply with Rule 16b-3 of the Exchange Act (or any successor rules).

ARTICLE 4
Allocations to Accounts

A Participant’s benefit under this Excess Plan is equal to the vested balance of his Account. As of each Valuation Date, amounts shall be allocated to and charged against each Participant’s Account in accordance with this Article 4.

4.1 Distributions and Forfeitures. Each Participant’s Account will be reduced by any distributions made under Article 6 and by any forfeitures pursuant to Section 5.2.

4.2	Elective Contributions. Subject to the limits on Eligible Compensation, each Participant’s Account shall be credited with elective contributions in accordance with the Participant’s Deferral Election Form. Elective contributions shall be credited to the Participant’s Account as of the dates that the Eligible Compensation would otherwise have been paid to the Participant but for deferral pursuant to this Excess Plan.

4.3	Matching Contributions. Subject to the limits on Eligible Compensation, each Participant’s Account shall be credited with Employer matching contributions based on the rate of Matching Contribution in effect under the 401(k) Plan at the relevant time and the amount of Eligible Compensation that is deferred under this Excess Plan in accordance with the Participant’s Deferral Election Form and subject to adjustments by the Administrator.

(a)	Crediting Date. Matching contributions under this Excess Plan shall be credited to Participants’ Accounts as of the dates that Matching Contributions are made to the 401(k) Plan or such other times as the Administrator may determine in its sole discretion.

(b) Adjustment Process. For any Plan Year beginning on and after January 1, 2002, the Administrator may determine in its sole discretion that Employer matching contributions for the Plan Year under this Excess Plan shall be subject to a year-end or more frequent adjustment process. For any such year in which the adjustment process is in effect, matching contributions under this Excess Plan shall be tentatively credited to Participants’ Accounts and shall be deemed to be invested in a money market fund or other Investment Fund selected by the Administrator that provides fixed earnings until the adjustment process is complete. At the end of the Plan Year or other more frequent adjustment interval, the Administrator, in its sole and complete discretion, may reduce matching contributions for any Participant whose matching contributions exceed the maximum permissible amount

4.4	Other Contributions. Any other contributions to the Excess Plan pursuant to Section 3.6 shall be allocated to the Account of each Participant who, as determined by the Administrator in its sole discretion, is eligible to receive an allocation of such contributions.

4.5	Earnings. Each Participant’s Account will be credited with earnings or charged with losses based on the performance of each Investment Fund and, if applicable, Employer Stock, as though the Participant’s Account were actually invested in such Investment Fund or Employer Stock at such times as determined by the Administrator, but not less frequently than as of the last Valuation Date of each Plan Year. Earnings and losses will continue to be credited or charged to the Participant’s Account in accordance with the preceding sentence until the Valuation Date immediately preceding the date of distribution of Excess Plan benefits or the date of forfeiture. The amount of such deemed investment gain or loss shall be determined by the Administrator and such determinations shall be final and conclusive upon all concerned.

4.6 True-Up Matching Contributions. Effective January 1, 2007, the Administrator, in its sole and complete discretion, may for any Plan Year direct the Employers to make True-Up Matching
Contributions as soon as practicable after the end of the Plan Year. Beginning in the 2007 Plan
Year, unless the Administrator decides otherwise and notifies Participants before the beginning of any Plan Year, each Participant who defers the statutory maximum under the 401(k) Plan, and who also elects to defer Eligible Compensation other than salary to the SunTrust Banks, Inc. Deferred
Compensation Plan (the “Deferred Compensation Plan”) for the Plan Year and has any Mandatory
Deferrals (as defined in the Deferred Compensation Plan) vesting in such Plan Year, will receive a
True-Up Matching Contribution for such deferrals, subject to the annual Compensation Limit described in Section 2.2.ARTILCE 5
Vesting

5.1	Generally. Except as provided in Section 4.3 with respect to excess matching contributions which are deemed a forfeiture and in Section 5.2, a Participant’s interest in his benefit under the Excess Plan is one hundred percent (100%) vested and nonforfeitable at all times.

5.2	Exception. A Participant and his Beneficiary shall completely forfeit that portion of his benefit under the Excess Plan attributable to Employer matching contributions pursuant to Sections 4.3 and 4.6 (whenever allocated) if the Participant is terminated for Cause by the Corporation or an Affiliate. Forfeiture under this Section 5.2 shall be in addition to any other remedies which may be available to the Corporation or an Affiliate at law or in equity. This Section 5.2 shall not apply to any Participant to whom Article 7 applies or to any ANEX Plan Frozen Balance.

ARTICLE 6
Distributions

6.1	Normal Form of Payment and Commencement. Except as otherwise provided in this Article 6, when a Participant Separates from Service with the Corporation and its Affiliates for any reason, he shall be paid his Excess Plan benefit in a single lump-sum cash payment during the first quarter of the calendar year immediately following the year of his Separation from Service. The amount payable to the Participant shall be equal to the balance of the Participant’s Account as of the Valuation Date immediately preceding the date of distribution, less any required withholding for applicable federal and state income taxes and employment taxes in accordance with Section 9.9.

6.2	Alternate Form of Payment Election. A Participant who does not wish to have his benefit under this Excess Plan paid in a lump sum pursuant to Section 6.1 may elect on a Deferral Election Form to have the portion of his Account related to amounts deferred pursuant to the Deferral Election Form (and earnings thereon) distributed in five (5) annual installments, with the first payment commencing in the first quarter of the calendar year immediately following the year in which the Participant’s Separation from Service occurs. Each subsequent annual installment shall be paid during the first quarter of each of the subsequent four (4) calendar years.

(a)	Procedure for Installment Election. A Participant’s election to receive installment payments of the portion of his Account described above in Section 6.2 shall be made on such forms, written or electronic, as may be provided by the Administrator and shall not be effective until received and approved by the Administrator by the relevant Election Date in accordance with Section 2.1. Each installment payment shall be determined based on the vested balance of such portion of the Participant’s Account as of the Valuation Date immediately preceding the date of payment.

(b)	Cash-Out. Notwithstanding any elections by a Participant, effective on and after January 1, 2009, if the sum of a Participant’s vested Account balance under this Excess Plan and any other account balance plan, as described in Treas. Reg. § 1.409A-1(c)(2)(i), is less than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of payment, the full vested Account balance shall be distributed in a lump sum payment during the first quarter of the calendar year immediately following the year in which his Separation from Service occurs, subject to the delay for Key Employee as set forth in Section 6.3.

6.3	Key Employee Delay. Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service.

6.4	Subsequent Deferral Election. A Participant may make one or more subsequent elections to change the time or form of a distribution for a deferred amount in accordance with the procedures and distribution rules established by the Compensation

Committee, but any change in the election shall be effective only if the following conditions are satisfied:

(a)	The new election may not take effect until at least twelve (12) months after the date on which the new election is made;

(b)	In the case of an election to change the time or form of a distribution under Section 6.1 (lump sum payment after Separation from Service) or 6.2 (installments after Separation from Service), a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(c)	The new election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

6.5	Payment of Death Benefit. Notwithstanding any elections by the Participant or provisions of the Excess Plan to the contrary, if a Participant dies at any time (including after his Separation from Service), the Administrator shall authorize payment to the Participant’s Beneficiary of any vested benefits due under the Excess Plan but not paid to the Participant prior to his death. Payment of the Participant’s vested Account balance shall be distributed to the Beneficiary in a lump sum payment in the first quarter of the calendar year immediately following the year of the Participant’s death (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

6.6	Disability. Notwithstanding any elections by a Participant or provisions of the Excess Plan to the contrary, if a Participant becomes Disabled at any time, then his vested Account balance will be distributed to the Participant in a lump sum payment in the first quarter of the calendar year immediately following the year in which the Participant becomes Disabled (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

6.7	Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of his vested Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Excess Plan.

(a)	Definition. “Unforeseeable Emergency” means, for this purpose, a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(b)	Participant Evidence. The Administrator shall have the authority to require the Participant to provide such evidence as it deems necessary to determine whether distribution is warranted pursuant to this Section 6.7. The Administrator shall use uniform and nondiscriminatory standards in reviewing any requests for distributions to meet an Unforeseeable Emergency. Amounts distributed under this Section 6.7 shall be deemed to reduce pro rata the deemed investment in each Investment Fund in the Participant’s Account.

(c)	Accelerated Payments. A Participant who has commenced receiving installment payments pursuant to Section 6.2 shall receive an accelerated payment of such installments under this Section 6.7(c) to the extent such accelerated payment does not exceed the amount necessary to meet the Unforeseeable Emergency.

6.8	Special One-Time Election. Notwithstanding any prior elections or Excess Plan provisions to the contrary, a Participant who was an employee of the Corporation and its Affiliates (including on a paid leave of absence) may have made an election to receive all or a specified portion of his or her Account pursuant to Section 6.1 and 6.2. Any such election must have become irrevocable on or before December 31, 2008 and must have been made in accordance with the procedures and distribution rules established by the Administrator and the transition rules under Code Section 409A.

6.9	Pre-2005 Deferrals. Notwithstanding the foregoing, Addendum B governs the distribution of amounts that were earned and vested (within the meaning of Code Section 409A and regulations thereunder) under the Excess Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code Section 409A.

6.10	Effect of Taxation. If a portion of the Participant’s Account balance is includible in income under Code Section 409A, such portion shall be distributed immediately to the Participant.

6.11	Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Excess Plan shall be delayed upon the Administrator’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided that any payment delayed pursuant to this Section 6.11 shall be paid in accordance with Section 409A on the earliest date on which the Corporation reasonably anticipates that the making of the payment will not cause a violation of Federal securities laws or other applicable law.

ARTICLE 7
Change in Control

7.1	Purpose. The purpose of this Article 7 is to provide protection for the benefits payable under this Excess Plan to a Participant who is affected by a Change in Control (as defined below).

7.2	Definitions. The following terms shall have the meanings set forth opposite such terms for purposes of this Article 7.

(a)	Affiliate means as of any date any organization which is a member of a controlled group of corporations (within the meaning of Code Section 414(b))

which includes the Corporation or a controlled group of trades or businesses (within the meaning of Code Section 414(c)) which includes the Corporation.

(b)	Change in Control means a “change in control” of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as amended and in effect at the time of such “change in control” (the “Exchange Act”), provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Corporation or any successor of the Corporation; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of the Corporation shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Corporation) or any dissolution or liquidation of the Corporation or any sale or the disposition of 50% or more of the assets or business of the Corporation; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Corporation immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 7.2(b)(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Corporation’s common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 7.2(b)(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 7.2(b)(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Corporation by the persons described in Section 7.2(b)(iv)(A) immediately before the consummation of such transaction.

7.3	Benefit Calculation. In the event of a Change in Control prior to the end of any Plan Year, the Administrator, in its sole discretion, may waive such Excess Plan conditions (other than distribution rules for amounts not subject to Addendum B) as it may deem appropriate to carry out the purposes of the Excess Plan and may authorize a contribution to Participants’ Accounts for the Plan Year in accordance with Article 4 based upon (a) each Participant’s Eligible Compensation earned during the Plan Year through the date of the reorganization or Change in Control, (b) an estimate by the Administrator of any contribution on such Compensation that will be made to the Excess Plan for such year and (c) other criteria as deemed appropriate by the Administrator to carry out the purpose of the Excess Plan, as set forth above, in light of the circumstances.

7.4	Amendment Restrictions. If there is a Change in Control, no amendment shall be made to this Excess Plan thereafter which would adversely affect in any manner whatsoever the benefit payable under this Excess Plan to any Participant absent the express written consent of all Participants who might be adversely affected by such amendment if this Article 7 were, or could become, applicable to such Participants, and the Corporation intends that each Participant rely on the protections which the Corporation intends to provide through this Article 7. Notwithstanding the foregoing, the Corporation may amend this Excess Plan without Participant consent to the extent such an amendment is required by law or is necessary or desirable to prevent adverse tax consequences to Participants or their Beneficiaries provided that the Corporation obtains the written opinion of outside counsel that such an amendment is required by law or is necessary or desirable to prevent adverse tax consequences to Participants or their Beneficiaries.

ARTICLE 8
Plan Administration

8.1	General Administration. SunTrust is the named fiduciary, Sponsor and Administrator of the Plan, unless another Administrator is appointed. SunTrust’s administrative duties are carried out under the direction and supervision of the Human Resources Director, who may appoint the Administrator or another entity or person to carry out one or more administrative duties.

8.2	Responsibility of Administrator. This Administrator shall have sole discretionary authority for the operation, interpretation and administration of the Plan. All determinations and actions of the Administrator within its discretionary authority shall be final, conclusive and binding on all persons, except that the Administrator may revoke or modify a determination or action it determines was previously made in error. The Administrator shall exercise all powers and authority given to it in a nondiscriminatory manner, In addition to the implied powers and duties that may be needed to carry out the administration of the Plan, the Administrator shall have the following specific powers and responsibilities:

(a)	To establish, interpret, amend, revoke and enforce rules and regulations as required or desirable for the efficient administration of the Plan.

(b)	To review and interpret Plan provisions and to remedy provisions that are ambiguous or inconsistent or contain omissions.

(c)	To determine all questions relating to an individual’s eligibility to participate in the Plan and the validity of an individual’s elections.

(d)	To determine a Participant’s or Beneficiary’s eligibility for benefits from the Plan and to authorize payment of benefits.

(e)	To delegate any of the Administrator’s rights, powers and duties to one or more employees or officers of SunTrust or to a third-party administrator. Such delegation may include, without limitation, the power to execute any document on behalf of the Administrator and to accept service of legal process for the Administrator at the principal office of SunTrust.

(f)	To employ outside professionals and to enter into agreements on behalf of the Administrator necessary or desirable for administration of the Plan.

8.3	Books, Records and Expenses. The Administrator shall maintain books and records for purposes of this Plan, which shall be subject to the supervision and control of the Administrator. SunTrust shall pay the general expenses of administering this Plan. The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by SunTrust with respect to the Plan.

8.4	Compensation. Neither the Administrator nor any delegate who is an employee of the SunTrust or an Affiliate shall receive any additional compensation for his services as Administrator or delegate.

8.5	Indemnification. SunTrust (to the extent permissible under law and consistent with its charters and bylaws) shall indemnify and hold harmless the Human Resources Director, the Administrator, each individual member of the Administrator and any Employee authorized to act on behalf of the Administrator or any Affiliate or the Administrator under this Plan for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which they actually incur for their acts and omissions, past, current or future, in the administration of the Plan.

8.6	Claims. The Administrator shall establish a claims procedure consistent with the requirements under Department of Labor regulations under section 503 of ERISA.

ARTICLE 9
Miscellaneous

9.1	Construction. The headings and subheadings in this Excess Plan have been set forth for convenience of reference only and have no substantive effect whatsoever. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

9.2	Severability. In the event any provision of the Excess Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the

Excess Plan, but the Excess Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

9.3	No Alienation or Assignment. A Participant, a spouse or a Beneficiary under this Excess Plan shall have no right or power whatsoever to alienate, commute, anticipate or otherwise assign at law or equity all or any portion of any benefit otherwise payable under this Excess Plan, and the Corporation shall have the right, in the event of any such action, to terminate permanently the payment of benefits to, or on behalf of, any Participant, spouse or beneficiary who attempts to do so.

9.4	Incapacity of Recipient. If any person entitled to a distribution under the Excess Plan is deemed by the Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Corporation and the Excess Plan with respect to the payment.

9.5	No Participation Rights or Contract of Employment. Nothing in this Excess Plan shall be construed to give any employee of the Corporation or an Affiliate any right to be selected as a Participant for any Plan Year or to receive any benefit under this Excess Plan other than as is provided herein. Nothing in the Excess Plan or any deferral election executed pursuant to the Excess Plan shall be construed to limit in any way the right of the Corporation or an Affiliate to terminate a Participant’s employment at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under the Excess Plan or any deferral election, or give any right to a Participant to remain employed by the Corporation or any Affiliate in any particular position or at any particular rate of remuneration.

9.6 Nonqualified Plan. This Excess Plan shall be administered and maintained as a plan of deferred compensation for a select group of management or highly compensated

9.7	Unfunded Plan. This Excess Plan is an unfunded plan maintained primarily for a select group of management or highly compensated employees. The obligation of the Corporation to provide any benefits under this Excess Plan is a mere contractual liability and the Corporation is not required to establish or maintain any special or separate fund or segregate any assets for the payment of benefits under this Excess Plan. Participants and their Beneficiaries shall not have any interest in any particular assets of the Corporation by reason of its obligation under the Excess Plan and they are at all times unsecured general creditors of the Corporation with respect to any claim for benefits under the Excess Plan. All amounts of compensation deferred under this Excess Plan, all property and rights purchased with such amounts and any income attributable to such amounts, rights or property shall constitute general funds of the Corporation.

(a)	Trust. The Corporation may, but is not required to, establish or maintain any special or separate fund or segregate any assets for the payment of benefits under this Excess Plan. In the event the Corporation should establish a “rabbi” trust to assist in meeting the Corporation’s financial obligations under the Excess Plan, the assets of such trust shall be subject to the claims of general creditors of the Corporation in the event of the Corporation’s insolvency. Participants in this Excess Plan and their Beneficiaries shall have no preferred claim on, or any legal or equitable rights, claims or interest in any particular assets of any such trust. To the extent payments of all or any part of the benefits under this Excess Plan are actually made from any such trust or from any other source, the obligation of the Corporation to make such payment is satisfied, but to the extent not so paid, benefits earned under this Excess Plan remain the obligation of, and shall be paid by, the Corporation.

(b)	ANEX. Notwithstanding the foregoing, the Corporation shall have no obligation to pay any benefits for ANEX Plan Frozen Balances to the extent that any assets are held in the Crestar Bank Selected Executive Plans Trust and available to pay such benefits.

9.8 Right to Amend or Terminate Plan. The Corporation expects to continue this Excess Plan indefinitely, but reserves the right to amend or discontinue the Excess Plan should it deem such an amendment or discontinuance necessary or desirable. The Corporation hereby authorizes and empowers the Administrator appointed to administer this Excess Plan to amend this Excess Plan in any manner that is consistent with the purpose of this Excess Plan as set forth above, without further approval from the Board or the Compensation Committee except as to any matter that the Administrator determines may result in a material increased cost to the Corporation or its Affiliates. However, if the Corporation or Administrator should amend or discontinue this Excess Plan, the Corporation shall be liable for payment of any amounts deferred under this Excess Plan and earnings thereon that have accrued and are vested as of the date of such action.

(a)	Distribution of Accounts. If the Corporation terminates the Excess Plan, distribution of balances in Accounts shall be made to Participants and Beneficiaries in the manner and at the time as provided in Article 6, unless the Corporation determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code Section 409A.

(b)	409A Requirements. Notwithstanding the foregoing, no amendment of the Excess Plan shall apply to amounts that were earned and vested (within the meaning of Code Section 409A and regulations thereunder) under the Excess Plan prior to 2005, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent an Excess Plan amendment from resulting in an inadvertent “material modification” to amounts that are “grandfathered” and exempt from the requirements of Code Section 409A.

9.9	Taxes. The Corporation or other payor may withhold from a benefit payment under the Excess Plan or a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Excess Plan benefits. The Corporation or other payor may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. The Corporation or other payor shall report Excess Plan payments and other Excess Plan-related information to the appropriate governmental agencies as required under applicable laws.

9.10	Binding Effect. This Excess Plan shall be binding upon and inure to the benefit of any successor of the Corporation and any successor shall be deemed substituted for the Corporation under this Excess Plan and shall assume the rights, obligations and liabilities of the Corporation hereunder and be obligated to perform the terms and conditions of the Excess Plan. As used in this Section 9.10, the term “successor” shall include any person, firm, corporation or other business entity or related group of such persons, firms, corporations or business entities which at any time, whether by merger, purchase, reorganization, liquidation or otherwise, or by means of a series of such transactions, acquires all or substantially all of the assets or business of the Corporation.

9.11	Governing Law. The Excess Plan and all actions taken pursuant to the Excess Plan shall be governed by the laws of the State of Georgia (without regard to its choice-of-law rules) except to the extent such laws are superseded by federal law.

[Remainder of page intentionally left blank]

Attest:	SunTrust Banks, Inc.
By: /s/ Jean H. Azurmendi	By: /s/ Donna D. Lange

Title: VP, Corporate Benefits	Title: SVP, Corporate Benefits Director

SUNTRUST BANKS, INC. 401(k) EXCESS PLAN

ADDENDUM A
HISTORY OF REVISED PLAN PROVISIONS

The following provisions are records of the Excess Plan’s relevant history. These provisions have the same Section headings and numbers as the corollary Sections in the main text of the Excess Plan, with the prefix “A-” to correspond to this Addendum A. Certain provisions explain rules that were in effect during the stated periods of the Excess Plan’s existence but have been revised as set forth in the corollary Sections of the main text of the Excess Plan. Although revised, these historical provisions may continue to affect the amount of and/or entitlement to benefits of a Participant or beneficiary whose benefits are determined after the dates when these provisions were changed, particularly those Participants who terminated before the effective date of one or more revisions.

ARTICLE 2
Deferral Election

A-2.1 Election. For prior Plan Years, the amount of elective contribution that could be made to the Excess Plan was expressed as a whole percentage of a Participant’s Eligible Compensation as follows:

(a)	Between one percent (1%) and twenty percent (20%), effective January 1, 2003.

(b)	Between one percent (1%) and fifteen percent (15%), effective January 1, 2002.

(c)	Between two percent (2%) and fifteen percent (15%), effective January 1, 1999.

A-2.2 Prior Elections. Elections made prior to July 1, 1999 under the Excess Plan and the ANEX Plan shall remain unchanged for the remainder of the 1999 Plan Year.

A-2.3 Compensation Limit. Before January 1, 2005, Eligible Compensation taken into account for purposes of elective contributions and matching contributions under this Excess Plan was limited to $300,000 or such lesser or greater amounts as the Administrator may have determined in its sole discretion.

SUNTRUST BANKS, INC. 401(k) EXCESS PLAN

ADDENDUM B
GRANDFATHERED AMOUNTS

Distribution of amounts that were earned and vested (within the meaning of Code Section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code Section 409A (the “Grandfathered Amounts”) shall be made in accordance with the Plan terms as in effect on October 3, 2004 and as summarized in this Addendum B. Unless otherwise specified below, all Section references in this Addendum B shall refer to Sections in this Addendum B.

ARTICLE 6

Distributions

B-6.1 Normal Form of Payment and Commencement. Except as otherwise provided in this Section B-6, when a Participant separates from service with the Corporation and its Affiliates for any reason, he shall be paid his Excess Plan benefit in a single lump-sum cash payment during the first quarter of the calendar year immediately following the year of his separation. The amount payable to the Participant shall be equal to the balance of the Participant’s Account as of the Valuation Date immediately preceding the date of distribution, less withholding for applicable federal and state taxes.

B-6.2
Alternate Form of Payment Election. At any time prior to the
January 1 following a Participant’s separation from service, a
Participant may elect, in lieu of the lump-sum payment described in
Section B-6.1, to receive payment of his total benefit under this
Excess Plan in five (5) substantially equal annual installments, payable in cash. The initial installment shall be paid during the first quarter of the calendar year immediately following the year of his separation. Each subsequent annual installment shall be paid during the first quarter of each of the subsequent four calendar years.
Each installment payment shall be determined based on the balance of the Participant’s Account as of the Valuation Date immediately preceding the date of payment and shall be reduced by
withholding for applicable federal and state taxes. A
Participant’s election to receive installment payments of his Excess
Plan benefit pursuant to this Section B-6.2 shall be made in writing on such forms as may be provided by the Administrator and shall not be effective until received and approved by the Administrator.
B-6.3	Special Rule for Certain Participants. Notwithstanding Sections B-6.1
and B-6.2, a Participant who separates from service before January 1,
2000 or any other Participant as the Administrator shall determine in its sole discretion, which shall be set forth in an Exhibit to this
Excess Plan, shall receive payment of his Excess Plan benefit as soon as administratively feasible following such date of separation in the form of payment previously elected by the Participant. If the
Participant elected an installment form of payment, the initial installment payment shall be made as soon as administratively possible following the date of separation; and each subsequent annual installment shall be paid during the first quarter of each of the subsequent four calendar years.
B-6.4	Death. In the event of a Participant’s death, the Administrator shall authorize payment to the Participant’s Beneficiary of any benefits due hereunder but not paid to the Participant prior to his death. Payment shall be made at the same time as if the Participant had retired on the date of his death and in accordance with the Participant’s distribution election in effect at his death. The Beneficiary (other than a
Beneficiary entitled to a payment pursuant to Section B-6.3) may request a change in the form of payment by making a written request to the Administrator prior to January 1 of the calendar year in which the benefit will be paid. The Administrator has sole discretion and authority to approve or deny the Beneficiary’s request, taking into account such factors as the Administrator may deem appropriate.

If a Participant dies after having received one or more installments but before all installment payments have been made, the remaining annual installment payments shall be paid to his Beneficiary at the same time they would otherwise have been paid to the Participant. The Beneficiary may request an accelerated payment in the form of a lump-sum cash payment by making a written request to the Administrator prior to the January 1 of the calendar year in which the benefit will be paid. The Compensation

B-6.5 Disability. A Participant shall be entitled to payment of his Excess Plan benefit in the event of his Total Disability only if the conditions of Subsections B-6.5.1 and B-6.5.2 are met. In such situation, payment of the Participant’s benefit shall commence pursuant to Sections B-6.1 or B-6.2 as if the Participant separated from service on the date all such conditions are met. A Participant shall be considered to have a Total Disability only if:

B-6.5.1 The Participant has incurred a “Total Disability” as such term is defined in the SunTrust Banks, Inc. Long-Term Disability Plan (or any successor plan), which entitle the Participant to disability payments under such Plan; and

B-6.5.2 The Administrator determines, in its sole discretion, based upon medical evidence furnished by the Participant, that the disability is anticipated to be a permanent disability.

B-6.6 Extreme Financial Hardship. A Participant may request a distribution of all or part of his vested Excess Plan benefit prior to the date specified in Sections B-6.1 through B-6.5 due to an extreme financial hardship, by submitting a written request to the Administrator with evidence satisfactory to the Administrator to demonstrate the circumstances constituting the extreme financial hardship. The Administrator, in its sole discretion, shall determine whether an extreme financial hardship exists. An extreme financial hardship means an immediate, catastrophic financial need of the Participant occasioned by (i) a tragic event, such as the death, total disability, serious injury or illness of a Participant or the Participant’s spouse, child or dependent; or (ii) an extreme financial reversal or other impending catastrophic event which has resulted in, or will result in, harm to the Participant or the Participant’s spouse, child or dependent. A distribution for extreme financial hardship may not exceed the amount required to meet the hardship and may be made only if the Administrator finds the extreme financial hardship may not be alleviated from other resources reasonably available to the Participant, including without limitation, liquidation of investment assets or luxury assets, or loans from financial institutions or other sources. The Administrator shall have the authority to require the

Participant to provide such evidence as the Committee deems necessary to determine whether distribution is warranted pursuant to this Section B-6.6. The Administrator shall use uniform and nondiscriminatory standards in reviewing any requests for distributions to meet an extreme financial hardship.

B-6.6.1 Form and Commencement. A hardship distribution to a Participant pursuant to this Section B-6.6 shall be made in a single lump-sum cash payment (less withholding for applicable federal and state taxes) as soon as practicable after the Administrator approves the hardship request. Amounts distributed for hardship shall be deemed to reduce pro rata the deemed investment in each Investment Fund, including any Employer Stock, in the Participant’s Account.

B-6.6.2 Accelerated Installment Payments. A Participant who has commenced receiving installment payments pursuant to Section B-6.2 may request acceleration of such payments in the event of an extreme financial hardship. The Administrator may permit accelerated payments to the extent such accelerated payment does not exceed the amount necessary to meet the extreme financial hardship.

B-6.7 Payment to Guardian, Legal Representative or Other. If a benefit hereunder is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. A payment pursuant to this Section B-6.7 shall completely discharge the Administrator and the Corporation from all liability with respect to such benefit.

ARTICLE 9

Miscellaneous

B-9.8 Right to Amend or Terminate Plan. The Corporation expects to continue this Excess Plan indefinitely, but reserves the right to amend or discontinue the Excess Plan should it deem such an amendment or discontinuance necessary or desirable, subject to the restrictions on amendments after a Change in Control. The Corporation hereby authorizes and empowers the Administrator to amend this Excess Plan in any manner that is consistent with the purpose of this Excess Plan as set forth above, without further approval from the Board except as to any matter that the Administrator determines may result in a material increased cost to the Corporation. However, if the Corporation or Administrator should amend or discontinue this Excess Plan, the Corporation shall be liable for any contributions and earnings thereon that have accrued and are vested as of the date of such action.